Exhibit 23.2

INDEPENDENT  AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Providence Service Corporation on Form S-8 of our report dated August 8, 2001 (June 16, 2003 as to Note 11 and July 30, 2003 as to Note 12) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatements described in Note 11 and Note 12) on the consolidated financial statements of Camelot Care Corporation as of December 31, 2000 and for the year then ended, appearing in the Registration Statement No. 333-106286 and related prospectus of the Providence Service Corporation.



/s/ Deloitte & Touche  LLP

Nashville, Tennessee
February 2, 2004